EXHIBIT 10.1

Annual Incentive Program

This is a summary of the Annual Incentive Program and is not a formal legal document.

Southside Bancshares, Inc. Annual Incentive Program
Introduction
Southside Bancshares, Inc. (“Southside” or the “Bank”) is committed to rewarding key Executive employees for their contributions to Southside’s success. The Southside Annual Incentive Program (“the “Program”) is part of a total compensation package which includes base salary, annual incentives, long-term incentives and benefits. The Program is designed to:
•Recognize and reward achievement of the Bank’s profitable growth and stable financial operating conditions.
•Motivate and reward superior performance.
•Attract and retain talent needed for Southside’s success.
•Encourage teamwork and collaboration.
•Ensure incentives are appropriately risk-balanced.

Effective Date and Program Administrator
The Program is effective January 1, 2021. The Program Administrator is the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”). Participation and payments under this Program are recommended and approved by the Compensation Committee.

Performance Period / Program Year
The performance period is January 1st through December 31st (the “Program Year”).

Participation
The President & CEO participates in the Program unless the Committee deems otherwise. The President & CEO recommends other executives/senior officers for approval by the Committee. New hires must be employed prior to October 1st to be eligible to participate in the Program for the performance period. Participants hired after that date must wait until the next Program Year to be eligible for an award under the Program.

Incentive Award Opportunities
Each participant is assigned a target award, calculated as a percentage of base earnings for the Program Year. Award opportunities vary based on participant roles and are approved by the Committee at the beginning of the Program Year.

Base earnings are defined as the base salary actually earned during the course of the year. Base earnings does not include any bonuses, commissions, reimbursed expenses, employer credits or contributions to nonqualified compensation Programs (other than salary reduction contributions such as 401(K) plan, health and welfare plans or nonqualified deferred compensation plans), or any additional cash or noncash compensation.

Establishment of Performance Measures, Goals and Weightings
At the beginning of each Program Year, the President & CEO recommends to the Committee for approval the participants and their respective incentive award opportunities, together with performance measures, goals and weightings (except for his/her own performance measures, goals and weightings, which are determined by the Compensation Committee).

Definitions
For purposes of this Program, these terms have the following meanings:

Performance Measures – The criteria for which awards may be paid. Performance measures may be financial or non-financial. Each performance measure is described at the beginning of the Program Year. Qualitative measures should carry, at a minimum, a general description of the criteria which will be reviewed in order to make an assessment regarding performance.

Goals – Identifies the specific results required to achieve a certain level of performance. Goals may be quantitative or qualitative. For each performance measure, a threshold, target and maximum goal is established. The threshold is the minimum level of performance, below the threshold no incentive is paid out. Once threshold performance is achieved, incremental incentives are awarded up to the maximum annual incentive opportunity. Payouts for performance are as follows:

Threshold	50%
Target	100%
Maximum	150%

See Schedule A for an illustration of the payout calculation.

Weightings – Weightings are used to differentiate the relative importance/priority of the performance measures. Each performance measure is weighted a minimum of 5%, and the total quantitative weighting will be 75% and total qualitative makes up to 25%, totaling 100% for all performance measures in a Program Year.

Target Award – Salary X award weighting percentage (determined by committee) X 100% payout

Maximum Annual Incentive Opportunity – Salary X award weighting percentage (determined by committee) x 150% payout

Award Payout Schedule
Award payouts are based on a schedule using the following format:

Performance Measure	Weight	Threshold	Target	Maximum	Actual	Payout
Bank Goal #1	X%	TBD	TBD	TBD	TBD
Bank Goal #2	X%	TBD	TBD	TBD	TBD
Bank Goal #3	X%	TBD	TBD	TBD	TBD
Qualitative Scorecard	25%	n/a	n/a	n/a

Payouts
Threshold	Target	Maximum
50%	100%	150%

Determination of Payout Level
At the end of the Program Year, actual performance is compared to the established goals. Individual incentive awards are based on a participant’s base earnings and performance against the award payout schedule.

Award Payouts
Awards will be paid no later than March 15th following the end of the Program Year. Awards will be paid out as a percentage of a participant’s annual base earnings as of December 31st.

Awards paid in cash are considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes.

Participants must be employed on a full or part-time basis on the last day of the Program Year (i.e. December 31st), unless retired, deceased or disabled. Participants on a performance improvement plan or have an unsatisfactory performance rating at the time of payment are not eligible for a payout.

Qualitative Scorecard
In addition to the quantitative metrics, qualitative components are included in order to recognize efforts and performance of a NEO that results in substantial benefits for the Company. Qualitative metrics are utilized in order to review key performance goals that define success for the year and align with strategic priorities of the bank. The total qualitative scorecard for a specific NEO shall not exceed twenty five percent (25%) of the maximum annual incentive opportunity for that specific NEO.

New Hires, Reduced Work Schedules, Promotions and Transfers
New hires that meet the eligibility criteria and are hired prior to October 1st of the Program Year will receive a pro-rated award based on the number of days worked during the Program Year. New hires employed by the Bank on or after October 1st are not eligible to receive an award for the current Program Year.

Participants that are promoted or change roles where the participant becomes eligible or ineligible for an award or experience a change in incentive opportunity will be paid out on a pro-rated basis using their status and the effective date of the promotion or role change. Award amounts will be calculated using the participant’s base earnings and the incentive opportunity for the applicable period.

Participants that have an approved leave of absence are eligible to receive a pro-rated award calculated using their time in active status as permitted by the Family Medical Leave Act or other applicable state and federal laws and regulations.

Termination of Employment
To encourage retention, a participant must be an active employee of the Bank at the end of the Program Year (i.e. December 31st) to receive an award (please see exceptions for death, disability and retirement below.) Participants who terminate employment during the Program Year will not be eligible to receive an award. Participants who have given notice of resignation during the Program Year are not eligible to receive an award.

Death, Disability or Retirement
If a participant ceases to be employed by the Bank due to disability as defined under the Bank’s long-term disability program, his/her cash incentive award for the Program Year will be pro-rated to the date of termination.

In the event of death, the Bank will pay to the participant’s estate the pro rata portion of the cash award that had been earned by the participant during his/her period of employment.

Individuals who retire, defined as the date in which the Participant attains age 65, are eligible to receive a cash incentive payout if they are actively employed through September 30th of the Program Year.

Program Documentation
Each participant will receive documentation at the beginning of the Program Year indicating their incentive opportunities and their specific performance measures, weightings and goals for the Program Year. Each participant will also receive a copy of this Program Summary and any subsequent changes upon becoming a Program participant.

Administration
The Program is authorized by the Board and administered by the Committee. The Program will be reviewed annually to ensure proper alignment with Southside’s business objectives. The Committee has the sole authority to interpret the Program and to make or nullify any rules and procedures, as necessary, for proper administration of the Program. Any determination by the Committee will be final and binding on all participants. The Committee retains the rights as described below to amend or modify the Program at any time.

Program Changes or Discontinuance
The Bank has developed the Program on the basis of existing business, market and economic conditions; current services; and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts, the Committee may add to, amend, modify or discontinue any of the terms or conditions of the Program at any time. Examples of substantial changes may include mergers, dispositions or other corporate transactions, changes in laws or accounting principles or other events that would in the absence of some adjustment, frustrate the intended operation of this arrangement.

The Committee may, at its sole discretion, waive, change or amend the Program as it deems appropriate.

No Entitlement to Incentive Compensation
Each Program participant is eligible for a payout under the Program only upon attainment of certain performance objectives defined under the Program and after the approval of the award by the Committee.

Participants Rights not Assignable
Any participant awards shall not be subject to assignment, pledge or other disposition, nor shall such amounts be subject to garnishment, attachment, transfer by operation of law, or any legal process. Nothing contained in this Program shall confer upon any employee any right to continued employment, nor does the Program affect the right of Southside to terminate a Program participant’s employment. Participation in the Program does not confer rights to participation in other Bank Programs, including annual or long-term incentive Programs, non-qualified retirement or deferred compensation Programs or other perquisite Programs.

Clawback
In the event that an award payout is due to error, omission or fraud (as determined by the Program Administrator), each participant shall reimburse the Bank for part or the entire incentive award made to such participant on the basis of having exceeded specific thresholds for performance periods. For purposes of this policy, (i) the term “incentive awards” means awards under this Southside Annual Incentive Program, the amount of which is determined in whole or in part upon specific performance thresholds relating to the financial results of Southside; and (ii) the term participant means current or former employees who have participated in the Southside Annual Incentive Program. The Bank may seek to reclaim incentives within a three-year period of the incentive payout. Reimbursement may be fulfilled through reductions in compensation or other payments to the participant.

Risk Mitigation
Southside seeks to appropriately balance risk with financial rewards in the Program design and implementation. The compensation arrangements in this Program are designed to be sufficient to incent participants to achieve approved strategic and tactical goals while at the same time not be excessive or lead to material financial loss to the Bank.

Awards may be reduced or eliminated if after a review of the Bank’s performance, the Committee considers it imprudent to provide awards under this Program.

Ethics and Interpretation
If there is any ambiguity as to the meaning of any terms or provisions of this Program or any questions as to the correct interpretation of any information contained therein, the Bank's interpretation expressed by the Committee will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment.  In addition, any incentive compensation as provided by this Program to which the employee would otherwise be entitled will be revoked or if paid, be obligated to repay any incentive award earned during the award period in which the wrongful conduct occurred regardless of employment status.

Severability
Each provision in this Program is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

Choice of Law
The Program and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the state of Texas, except to the extent preempted by federal law.

Schedule A: Payout Calculation